                                                                   EXHIBIT 12-21

                               DTE ENERGY COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                           Year Ended December 31
                                                          ------------------------------------------------------
                                                                1999                1998                1997
                                                                ----                ----                ----

                                                                 (Millions, except for ratio and percent)
Net income.............................................   $           483    $            443    $           417
                                                          ---------------    ----------------    ---------------

Taxes based on income:
   Current income taxes................................               144                 143                267
   Deferred taxes - net................................               (73)                 26                  5
   Investment tax credit adjustments - net.............               (11)                (15)               (15)
   Municipal and state.................................                 3                   3                  4
                                                          ---------------    ----------------    ---------------
     Total taxes based on income.......................                63                 157                261
                                                          ---------------    ----------------    ---------------

Fixed charges:
   Interest on long-term debt..........................               279                 279                275
   Amortization of debt discount, premium
     and expense.......................................                18                  11                 11
   Other interest......................................                47                  29                 11
   Interest factor of rents............................                34                  34                 34
   Preferred stock dividend factor.....................                 -                   7                 18
                                                           --------------     ---------------     --------------
Total fixed charges....................................               378                 360                349
                                                           --------------     ---------------     --------------

Earnings before taxes based on income
   and fixed charges...................................   $           924    $            960    $         1,027
                                                          ===============    ================    ===============

Ratio of earnings to fixed charges.....................              2.44                2.67               2.94

Preferred stock dividends..............................    $            -     $             6     $           12
Dividends meeting requirement of
   IRC Section 247.....................................               N/A                   4                  4
Percent deductible for income tax purposes                            N/A               40.00%             40.00%
Amount deductible......................................               N/A                   2                  2
Amount not deductible..................................               N/A                   4                 10
Ratio of pretax income to net income...................               N/A                1.35               1.61
Dividend factor for amount not deductible..............               N/A                   5                 16
Amount deductible......................................               N/A                   2                  2
                                                           --------------     ---------------     --------------
       Total preferred stock dividend factor...........    $          N/A     $             7     $           18
                                                           ==============     ===============     ==============
